Newmont Mining Corporation 6363 South Fiddlers Green Circle, Suite 800 Greenwood Village, CO 80111 T 303.863.7414 F 303.837.5837 www.newmont.com

Newmont Reports Record Operating Cash Flow of $2.9 Billion and Adjusted Net Income(1) of $1.4 Billion ($2.79 per Share) in 2009

DENVER, February 25, 2010 – Newmont Mining Corporation (NYSE: NEM) (“Newmont” or “the Company”) today announced record operating cash flow of $2.9 billion and adjusted net income of $1.4 billion ($2.79 per share) in 2009 on record revenues of $7.7 billion from equity gold sales of 5.3 million ounces at costs applicable to sales of $417 per ounce.  Record revenues of $2.5 billion were generated in the fourth quarter, with $1.0 billion in operating cash flow generated on equity gold sales of 1.5 million ounces at costs applicable to sales of $413 per ounce.

2009 Highlights:

❑	Net cash from continuing operations of $2.9 billion, up 109% from 2008;
❑	Adjusted net income(1) of $1.4 billion ($2.79 per share), up 72% from 2008;
❑	Revenues of $7.7 billion, up 26% from 2008, on average realized gold price of $977 per ounce and average realized copper price of $2.60;
❑	Equity gold sales of 5.3 million ounces and equity copper sales of 226 million pounds;
❑	Costs applicable to sales for gold of $417 per ounce, down 4% from 2008;
❑	Costs applicable to sales for copper of $0.64 per pound, down 54% from 2008;
❑	Equity gold sales and costs applicable to sales in line with original 2009 outlook;
❑	Gold operating margin(2) increased 28% on a gold price increase of 12%;
❑	Acquisition of remaining 33.3% of Boddington;
❑	Raised $1.7 billion of equity and convertible debt to fund the Boddington acquisition;
❑	Successful offering of $2.0 billion of unsecured debt; and
❑	Commercial production achieved at Boddington.

“The combination of slightly higher production, lower costs and gold price leverage generated cash flow from operations of $2.9 billion on record revenues of $7.7 billion, while our gold operating margin expanded to 57%,” said Richard O’Brien, President and Chief Executive Officer. “With the completion of construction of Boddington late last year, we now turn our attention to the development of our next generation of projects, including Akyem in Ghana, Conga in Peru, Hope Bay in Canada and our portfolio of growth projects in Nevada.”

(1) See reconciliation of adjusted net income to GAAP net income on page 12.
(2) “Gold operating margin” defined as average realized price per ounce less costs applicable to sales per ounce, excluding amortization and accretion per ounce.

Fourth Quarter Highlights:

For the fourth quarter of 2009, the Company reported equity gold sales of 1.5 million ounces at costs applicable to sales of $413 per ounce.  Equity gold sales were higher than expected in Nevada, at Yanacocha in Peru and at Ahafo in Ghana, offset by lower than expected sales from Boddington in Australia.  Costs applicable to sales were in line with expectations.

❑	Net cash from continuing operations of $1.0 billion, up 323% from 2008;
❑	Adjusted net income(1) of $561 million ($1.14 per share), up 379% from 2008;
❑	Revenues of $2.5 billion, up 90% from a year ago, on average realized gold price of $1,102 per ounce and average realized copper price of $3.24;
❑	Equity gold sales of 1.5 million ounces and equity copper sales of 72 million pounds;
❑	Costs applicable to sales for gold of $413 per ounce, down 7% from a year ago;
❑	Costs applicable to sales for copper of $0.64 per pound, down 2% from a year ago;
❑	Gold operating margin(2) increased 145% on a gold price increase of 38%; and
❑	Commercial production achieved at Boddington.

Summary of 2010 Outlook:

Equity gold production is expected to increase slightly to between 5.3 and 5.5 million ounces, primarily as a result of the continuing 12-month ramp-up to full production of Boddington, partially offset by lower production from Nevada and Yanacocha, as described below.  The Company expects 2010 gold costs applicable to sales to increase slightly to between $450 and $480 per ounce accounting for Boddington on a co-product basis, or to between $440 to $470 per ounce on a by-product basis, due to lower production from Nevada and Yanacocha.  The Company accounts for Boddington on a co-product basis due to the significant revenues from copper. The Company’s costs applicable to sales outlook assumes an average oil price of $80 per barrel and an average Australian dollar exchange rate of $0.80.  Costs applicable to sales in 2010, inclusive of hedges, are expected to change by approximately $6 per ounce for every $10 change in the oil price and by approximately $7 per ounce for every $0.10 change in the Australian dollar exchange rate.

In 2010, the Company anticipates consolidated capital expenditures to decline by approximately 15% from 2009 to between $1.4 and $1.6 billion ($1.2 to $1.4 billion on an equity basis) due to the completion of Boddington in 2009, offset partially by approximately $0.6 billion (on a consolidated basis) of investment in the next generation of major projects, including Akyem in Ghana, Conga in Peru, Hope Bay in Canada and the portfolio of growth projects in Nevada, as described further below.  The remaining capital expenditures in 2010 are expected to be associated with maintenance and sustaining expenditures.

Regional Operations and Outlook:

North America

Nevada – Nevada sold 567,000 equity ounces of gold at costs applicable to sales of $495 per ounce during the fourth quarter.  Equity gold sales were above expectations due to higher grade from the underground operations and improved leach pad recoveries.  During the quarter, costs applicable to sales were lower than expected as higher production was partially offset by higher underground mining costs and production taxes.  Equity sales for the year were 2.0 million ounces at costs applicable to sales of $521 per ounce.

(1) See reconciliation of adjusted net income to GAAP net income on page 12.
(2) “Gold operating margin” defined as average realized price per ounce less costs applicable to sales per ounce, excluding amortization and accretion per ounce.

In 2010, the Company expects equity gold production from Nevada of approximately 1.6 to 1.7 million ounces due to lower production from the Carlin operations and the closure of Deep Post, partially offset by increased production at Leeville.  Production from the Carlin operations is expected to be impacted by a geotechnical event that occurred at Gold Quarry in late December 2009, limiting access to ore that was originally scheduled to be mined in 2010 and 2011.  Following a series of geotechnical, mine planning and ore blending analyses conducted by the Company in January and February 2010, the Company now expects up to approximately 150,000 equity ounces of gold production to be deferred from Gold Quarry in 2010 and 2011. The Company currently anticipates mining these deferred ounces in 2012 and 2013, while continuing to study opportunities to safely accelerate that production.  2010 costs applicable to sales in Nevada are expected to increase to between $590 and $630 per ounce, primarily due to lower production and higher contracted mining costs, diesel and input commodity price assumptions.

La Herradura – Equity gold sales at La Herradura in Mexico during the fourth quarter were 34,000 ounces at costs applicable to sales of $351 per ounce.  Equity gold sales were higher than expected due to higher leach placement.  Costs applicable to sales were lower than expected due to higher sales and by-product credits.  Equity gold sales for the year were 113,000 ounces at costs applicable to sales of $372 per ounce. La Herradura equity gold production is expected to reach 140,000 to 150,000 ounces in 2010 with costs applicable to sales of between $400 and $430 per ounce.

For 2011(3), equity gold production in the North America region is expected to remain at 2010 levels, with the potential for slightly higher production in 2012, primarily due to higher production from underground and open pits from the Nevada Growth projects as well as higher production from La Herradura in Mexico and mining of the deferred ounces at Gold Quarry in Nevada.  Costs applicable to sales in 2011 and 2012 are expected to remain near 2010 levels, with the potential of decreasing with the addition of the growth projects in Nevada and La Herradura production.

South America

Yanacocha – Equity gold sales during the fourth quarter at Yanacocha in Peru were 262,000 ounces at costs applicable to sales of $303 per ounce.  Equity gold sales were slightly below expectations due to lower leach production, offset in part by higher mill production due to higher grades and recoveries.  Costs applicable to sales were slightly higher than expected due to higher royalties and workers’ participation from higher realized gold prices, partially offset by higher gold sales and by-product credits.  Equity gold sales for the year were 1.06 million ounces at costs applicable to sales of $311 per ounce.

Equity gold production at Yanacocha is anticipated to decrease from 2009 levels to between 750,000 and 810,000 ounces in 2010, primarily due to lower ore tons mined and lower grades.  Costs applicable to sales are anticipated to increase to between $360 and $400 per ounce due to lower production and higher contracted services and supplies.

Equity gold production and costs applicable to sales in the South America region in 2011 and 2012(3) are expected to remain near 2010 levels.  As the Company continues to advance the Conga project toward a final development decision in 2010, permitting dependant, the anticipated first production at Conga in the late 2014 to 2015 timeframe could add, on a 100% basis,  annual gold production of approximately 650,000 to 750,000 ounces, as well as annual copper production of up to 160 to 210 million pounds during the first five years of steady-state operations at average costs applicable to sales of approximately $300 to $400 per ounce and $0.95 to $1.25 per pound, respectively.

Asia Pacific

Boddington – At Boddington, ramp-up to full production in the plant is proceeding according to plan.  Equity gold sales during the fourth quarter were 103,000 ounces at costs applicable to sales of $468 per ounce ($352 per ounce on a by-product basis). Equity gold production is anticipated to reach 800,000 to 875,000 ounces in 2010 with costs applicable to sales of $375 to $395 per ounce on a co-product basis ($295 to $315 per ounce on a by-product basis).  After ramping up to full production, we continue to expect Boddington’s first five years of annual production to average approximately 1.0 million ounces. Additionally, in 2010 equity copper production at Boddington is anticipated to reach 65 to 75 million pounds at costs applicable to sales of between $1.30 and $1.45 per pound.

(3) All references to expected production at each of our operations and regions are based on current mine plans, assumptions and current geotechnical, metallurgical, hydrological and other physical conditions.

Other Australia/New Zealand - Equity gold sales during the fourth quarter were 292,000 ounces at costs applicable to sales of $528 per ounce.  Equity gold sales met expectations as higher production at Jundee was offset by lower production at Tanami.  Costs applicable to sales were in line with expectations.  Equity gold sales for the year were 1.2 million ounces at costs applicable to sales of $512 per ounce.  Equity gold production at the Company’s other Australian/New Zealand operations in 2010 is expected to be between 1.06 and 1.16 million ounces at costs applicable to sales of $530 to $570 per ounce.

Batu Hijau – Equity gold and copper sales during the fourth quarter at Batu Hijau in Indonesia were 68,000 ounces and 63 million pounds at costs applicable to sales of $175 per ounce and $0.58 per pound, respectively. Equity gold and copper sales met expectations as did costs applicable to sales.  Equity gold and copper sales for the year were 239,000 ounces and 217 million pounds at costs applicable to sales of $214 per ounce and $0.62 per pound, respectively.

2010 equity gold production at Batu Hijau, assuming the current economic interest of 52.44%, is expected to increase to between 390,000 and 425,000 ounces, primarily due to a higher economic interest and higher ore grades as mining occurs in the bottom of Phase 5.  Costs applicable to sales are expected to increase to between $265 and $285 per ounce due to higher waste stripping.  Equity copper production is expected to increase to be between 285 and 310 million pounds at costs applicable to sales of between $0.75 and $0.85 per pound.

Equity gold production in the Asia Pacific region in 2011 and 2012(3) is expected to remain near 2010 levels, primarily due to increased production at Boddington and extended mine-life at Jundee and Waihi, offsetting declining production at Tanami and Batu Hijau.  Over the same period, costs applicable to sales are anticipated to increase as lower cost production from Boddington will be offset by higher costs at Batu Hijau in Indonesia as the Company continues stripping Phase 6.

Africa

Ahafo – Equity gold sales during the fourth quarter at Ahafo in Ghana were 134,000 ounces at costs applicable to sales of $506 per ounce.  Equity gold sales were higher than expected due to a drawdown of finished goods inventory.  Costs applicable to sales were higher than expected due to higher labor, contracted services and maintenance costs.  Equity sales for the year were 546,000 ounces at costs applicable to sales of $444 per ounce.

2010 equity gold production at Ahafo is expected to decline to between 460,000 and 500,000 ounces due to mining additional waste material and lower ore grade.  Costs applicable to sales are anticipated to increase to $515 to $555 per ounce, primarily as a result of lower production, higher diesel price assumptions and higher labor and royalty costs.

Equity gold production and costs applicable to sales in the Africa region in 2011 and 2012(3) are expected to remain near 2010 levels. With the granting of the required mining license earlier this year, the Company is advancing the development of Akyem. First production is currently anticipated in late 2013 to 2014 with the addition of up to 480,000 to 550,000 equity gold ounces annually during the first five years of operation at costs applicable to sales of between $350 and $450 per ounce. Additionally, the potential future development of the Subika underground project should sustain production at Ahafo at 2010 levels. Collectively, the addition of potential production from the Akyem and Subika underground projects could more than double the Company’s equity gold sales in Ghana over the next five years.

(3) All references to expected production at each of our operations and regions are based on current mine plans, assumptions and current geotechnical, metallurgical, hydrological and other physical conditions.

Consolidated Capital Expenditures Update:

Consolidated capital expenditures were $455 million during the fourth quarter, with approximately 33% related to completion of the Boddington project in Australia.  For the year, the Company’s consolidated capital expenditures were approximately $1.8 billion, approximately 62% of which was related to Boddington.

For 2010, the Company anticipates lower consolidated capital expenditures of between $1.4 and $1.6 billion ($1.2 to $1.4 billion on an equity basis) with approximately 30% to be invested in each of the North America and Asia Pacific regions, and the remaining 40% at other locations.  Approximately 40% of the 2010 capital is expected to be related to major project initiatives, including further development of the Akyem project in Ghana, the Conga project in Peru, Hope Bay in Canada and other projects, while the remaining 60% is expected to be for maintenance and sustaining expenditures.

2010 Operating and Financial Outlook(3):

	2010 Outlook	2010 Outlook	2010 Outlook
Region	Equity Production	CAS	Consolidated Capital
	(Kozs, Mlbs)	($/oz, $/lb)	Expenditures ($M)
Nevada	1,600 – 1,725	$590 – $630	$355 – $375
La Herradura	140 – 150	$400 – $430	$55 – $65
Hope Bay			$65 – $75
North America	1,740 – 1,885	$575 – $615	$475 – $515
Yanacocha	750 – 810	$360 – $400	$165 – $175
Conga			$155 – $165
South America	750 – 810	$360 – $400	$320 – $340
Boddington [1]	800 – 875	$375 – $395	$140 – $155
Other Australia/NZ	1,060 – 1,160	$530 – $570	$210 – $225
Batu Hijau [2]	390 – 425	$265 – $285	$110 – $130
Asia Pacific	2,250 – 2,460	$400 – $440	$460 – $510
Ahafo	460 – 500	$515 – $555	$120 – $130
Akyem			$95 – $105
Africa	460 – 500	$515 – $555	$215 – $235
Corporate/Other			$48 – $52
Total Gold	5,300 – 5,500	$450 – $480	$1,400 – $1,600
Boddington – Copper	65 – 75	$1.30 – $1.45
Batu Hijau – Copper [2]	285 – 310	$0.75 – $0.85
Total Copper	350 – 380	$0.85 – $0.95
1 Boddington shown on a co-product basis.
2 Assumes Batu Hijau economic interest of 52.44%.

The 2010 outlook for costs applicable to sales with Boddington on a by-product basis would be $295 to $315 per ounce, $375 to $415 per ounce for the Asia Pacific region and $440 to $470 per ounce for the Company, with no Boddington copper revenue or CAS.

(3) All references to expected production at each of our operations and regions are based on current mine plans, assumptions and current geotechnical, metallurgical, hydrological and other physical conditions.

The following table sets out the Company’s financial outlook for 2010 and corresponding outlook assumptions.

Description	2010 Outlook ($M)
General & Administrative	$160 – $170
Interest Expense	$270 – $290
DD&A	$940 – $970
Exploration Expense	$190 – $220
Advanced Projects & R&D	$185 – $210
Tax Rate	28% – 32%
Assumptions
Gold Price ($/ounce)	$900
Copper Price ($/pound)	$2.50
Oil Price ($/barrel)	$80
Australian Dollar Exchange Rate	$0.80

Statements of Consolidated Income

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
	(in millions, except per share)
	(unaudited)		(audited)
Revenues
Sales - gold, net	$1,985	$1,278	$6,386	$5,372
Sales - copper, net	533	47	1,319	752
	2,518	1,325	7,705	6,124

Costs and expenses
Costs applicable to sales - gold (1)	743	712	2,726	2,681
Costs applicable to sales - copper (1)	106	57	323	399
Amortization	240	190	806	738
Accretion	9	8	34	31
Exploration	40	59	187	213
Advanced projects, research and development	35	53	135	166
General and administrative	41	41	159	144
Write-down of property, plant and mine development	4	135	7	137
Other expense, net	127	104	383	351
	1,345	1,359	4,760	4,860

Other income (expense)
Other income, net	45	23	88	123
Interest expense, net	(55)	(37)	(120)	(135)
	(10)	(14)	(32)	(12)
Income from continuing operations before income tax and other items	1,163	(48)	2,913	1,252
Income tax expense	(294)	93	(788)	(100)
Equity income (loss) of affiliates	(2)	1	(16)	(5)
Income from continuing operations	867	46	2,109	1,147
Income (loss) from discontinued operations	(2)	(4)	(16)	13
Net income	865	42	2,093	1,160
Net income attributable to noncontrolling interests	(307)	(38)	(796)	(329)
Net income attributable to Newmont stockholders	$558	$4	$1,297	$831

Net income attributable to Newmont stockholders:
Continuing operations	$560	$8	$1,308	$816
Discontinued operations	(2)	(4)	(11)	15
	$558	$4	$1,297	$831

Net income per common share
Basic:
Continuing operations	$1.14	$0.02	$2.68	$1.80
Discontinued operations	-	(0.01)	(0.02)	0.03
	$1.14	$0.01	$2.66	$1.83

Diluted:
Continuing operations	$1.13	$0.02	$2.68	$1.80
Discontinued operations	-	(0.01)	(0.02)	0.03
	$1.13	$0.01	$2.66	$1.83

Basic weighted-average common shares outstanding	491	454	487	454
Diluted weighted-average common shares outstanding	493	455	487	455
Cash dividends declared per common share	$0.10	$0.10	$0.40	$0.40

(1)  Exclusive of Amortization and Accretion.

The Company’s financial statements can be found on its website at www.newmont.com.

Consolidated Balance Sheets

	At December 31,
	2009	2008
	(audited, in millions)
ASSETS
Cash and cash equivalents	$3,215	$435
Trade receivables	438	104
Accounts receivable	102	214
Investments	56	12
Inventories	493	507
Stockpiles and ore on leach pads	403	290
Deferred income tax assets	215	284
Other current assets	900	455
Current assets	5,822	2,301
Property, plant and mine development, net	12,370	10,128
Investments	1,186	655
Stockpiles and ore on leach pads	1,502	1,136
Deferred income tax assets	937	1,039
Other long-term assets	482	395
Assets of operations held for sale	-	73
Total assets	$22,299	$15,727

LIABILITIES
Current portion of debt	$157	$165
Accounts payable	396	411
Employee-related benefits	250	170
Income and mining taxes	200	61
Other current liabilities	1,317	770
Current liabilities	2,320	1,577
Debt	4,652	3,072
Reclamation and remediation liabilities	805	699
Deferred income tax liabilities	1,341	1,051
Employee-related benefits	381	379
Other long-term liabilities	174	252
Liabilities of operations held for sale	13	36
Total liabilities	9,686	7,066

EQUITY
Common stock	770	709
Additional paid-in capital	8,158	6,831
Accumulated other comprehensive income (loss)	626	(253)
Retained earnings	1,149	4
Newmont stockholders' equity	10,703	7,291
Noncontrolling interests	1,910	1,370
Total equity	12,613	8,661
Total liabilities and equity	$22,299	$15,727

The Company’s financial statements can be found on its website at www.newmont.com.

Statements of Consolidated Cash Flows

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
	(unaudited, in millions)		(audited, in millions)
Operating activities:
Net income	$865	$42	$2,093	$1,160
Adjustments:
Amortization	240	190	806	738
Stock based compensation and other benefits	13	12	57	50
Accretion of accumulated reclamation obligations	12	11	46	41
Revaluation of contingent consideration	23	-	23	-
Loss (income) from discontinued operations	2	4	16	(13)
Reclamation estimate revisions	13	27	13	101
Write-down of property, plant and mine development	4	134	7	137
Impairment of marketable securities	-	24	6	114
Deferred income taxes	(6)	(93)	1	(315)
Gain on asset sales, net	(21)	(2)	(24)	(72)
Other operating adjustments and write-downs	23	13	97	83
Net change in operating assets and liabilities	(200)	(133)	(227)	(627)
Net cash provided from continuing operations	968	229	2,914	1,397
Net cash provided from (used in) discontinued operations	30	1	33	(104)
Net cash provided from operations	998	230	2,947	1,293
Investing activities:
Additions to property, plant and mine development	(455)	(520)	(1,769)	(1,870)
Acquisitions, net	(241)	-	(1,007)	(325)
Sales of marketable securities	7	-	17	50
Purchases of marketable securities	(5)	1	(5)	(17)
Other	1	(10)	(17)	16
Net cash used in investing activities of continuing operations	(693)	(529)	(2,781)	(2,146)
Net cash used in investing activities of discontinued operations	-	-	-	(11)
Net cash used in investing activities	(693)	(529)	(2,781)	(2,157)
Financing activities:
Proceeds from debt, net	(3)	2,277	4,299	5,078
Repayment of debt	(127)	(2,234)	(2,731)	(4,483)
Proceeds from stock issuance, net	30	2	1,278	29
Sale of subsidiary shares to noncontrolling interests	638	-	638	-
Acquisition of subsidiary shares from noncontrolling interests	(287)	-	(287)	-
Dividends paid to noncontrolling interests	(279)	(142)	(394)	(389)
Dividends paid to common stockholders	(49)	(46)	(196)	(182)
Change in restricted cash and other	(40)	55	(35)	74
Net cash provided from (used in) financing activities of continuing operations	(117)	(88)	2,572	127
Net cash used in financing activities of discontinued operations	-	(1)	(2)	(4)
Net cash provided from (used in) financing activities	(117)	(89)	2,570	123
Effect of exchange rate changes on cash	5	(30)	44	(54)
Net change in cash and cash equivalents	193	(418)	2,780	(795)
Cash and cash equivalents at beginning of period	3,022	853	435	1,230
Cash and cash equivalents at end of period	$3,215	$435	$3,215	$435

The Company’s financial statements can be found on its website at www.newmont.com.

Sales Statistics

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Gold
Consolidated ounces sold (thousands):
North America
Nevada (1)	567	601	2,005	2,225
La Herradura	34	24	113	95
	601	625	2,118	2,320
South America
Yanacocha	510	433	2,068	1,843

Asia Pacific
Boddington (2)	103	-	103	-
Jundee	108	72	413	377
Tanami	53	89	291	365
Kalgoorlie	97	92	336	304
Waihi	34	35	118	141
Batu Hijau	169	114	550	299
	564	402	1,811	1,486
Africa
Ahafo (3)	134	141	546	521
	1,809	1,601	6,543	6,170

Copper
Consolidated pounds sold (millions):
Asia Pacific
Boddington	9	-	9	-
Batu Hijau	156	89	498	290
	165	89	507	290

Gold
Equity ounces sold (thousands):
North America
Nevada (1)	567	601	2,005	2,225
La Herradura	34	24	113	95
	601	625	2,118	2,320
South America
Yanacocha	262	222	1,062	946

Asia Pacific
Boddington (2)	103	-	103	-
Jundee	108	72	413	377
Tanami	53	89	291	365
Kalgoorlie	97	92	336	304
Waihi	34	35	118	141
Batu Hijau	68	52	239	135
	463	340	1,500	1,322
Africa
Ahafo (3)	134	141	546	521
	1,460	1,328	5,226	5,109
Discontinued Operations
Kori Kollo	-	18	33	75
	1,460	1,346	5,259	5,184

Copper
Equity pounds sold (millions):
Asia Pacific
Boddington	9	-	9	-
Batu Hijau	63	40	217	130
	72	40	226	130

(1)	Includes incremental start-up ounces of 1 for the twelve months ended December 31, 2009 and December 31, 2008.
(2)	Includes incremental start-up ounces of 8 for the three months and twelve months ended December 31, 2009.
(3)	Includes incremental start-up ounces of 18 for the twelve months ended December 31, 2008 .

This information and other detailed regional production statistics can be found in the Regional Operating Statistics section of the Company’s website at www.newmont.com.

CAS and Capital Expenditures Statistics

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Gold
Costs Applicable to Sales ($/ounce) (1)
North America
Nevada	$495	$497	$521	$460
La Herradura	351	414	372	397
	487	494	513	457
South America
Yanacocha	303	344	311	346

Asia Pacific
Boddington	468	-	468	-
Jundee	306	323	331	395
Tanami	816	655	650	604
Kalgoorlie	609	654	624	760
Waihi	540	275	481	390
Batu Hijau	175	418	214	414
	410	496	418	524
Africa
Ahafo	506	385	444	408
Average	$413	$444	$417	$436
Copper
Costs Applicable to Sales ($/pound) (1)
Asia Pacific
Boddington	$1.77	$-	$1.77	$-
Batu Hijau	0.58	0.65	0.62	1.38
Average	$0.64	$0.65	$0.64	$1.38

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Consolidated Capital Expenditures ($ million)
North America
Nevada	$51	$72	$205	$299
Hope Bay	1	19	5	82
La Herradura	20	10	54	27
	72	101	264	408
South America
Yanacocha	52	110	146	236

Asia Pacific
Boddington	132	211	1,093	815
Jundee	8	7	29	36
Tanami	32	18	74	52
Kalgoorlie	5	4	11	14
Waihi	2	4	8	28
Batu Hijau	14	18	44	83
Other Asia Pacific	1	1	3	2
	194	263	1,262	1,030
Africa
Ahafo	33	33	75	109
Akyem	6	1	10	2
	39	34	85	111
Corporate and Other	4	14	16	20
Total - Accrual Basis	361	522	1,773	1,805

Change in Capital Accrual	94	(2)	(4)	65

Total - Cash Basis	$455	$520	$1,769	$1,870

(1)	Excludes Amortization and Accretion.

This information and other detailed regional production statistics can be found in the Regional Operating Statistics section of the Company’s website at www.newmont.com.

Supplemental Information:

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Reconciliation of Adjusted Net Income to GAAP Net Income

Management of the Company uses the non-GAAP financial measure Adjusted net income to evaluate the Company’s operating performance, and for planning and forecasting future business operations.  The Company believes the use of Adjusted net income allows investors and analysts to compare the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the production and sale of minerals to similar operating results of other mining companies, by excluding exceptional or unusual items, income or loss from discontinued operations and the permanent impairment of assets, including marketable securities and goodwill.  Management’s determination of the components of Adjusted net income are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts.

The table below sets forth a reconciliation of adjusted net income to GAAP Net income, the directly comparable GAAP financial measure.

($ million except per share, after-tax)	Q4 2009	Q4 2008	2009	2008
GAAP Net income (1)	$558	$4	$1,297	$831
Boddington acquisition costs	-	-	44	-
Boddington contingent consideration	15	-	15	-
Impairment of assets	-	111	8	182
Net gain on asset sales	(14)	(2)	(16)	(47)
Income tax estimate revisions	-	-	-	(159)
(Income) loss from discontinued operations (1)	2	4	11	(15)
Adjusted net income	$561	$117	$1,359	$792
Adjusted net income per share	$1.14	$0.26	$2.79	$1.74

(1) Attributable to Newmont stockholders.

Reconciliation of Boddington Co-Product Costs Applicable to Sales to By-Product Costs Applicable to Sales

Revenue and Costs applicable to sales for Boddington are presented in the Consolidated Financial Statements for both gold and copper due to the significant portion of copper production (approximately 15-20% of total revenue based on the latest life-of-mine plan and metal price assumptions). The co-product method allocates costs applicable to sales to each metal based on specifically identifiable costs where applicable and on a relative proportion of revenue values for other costs. Management also assesses the performance of the Boddington mine on a by-product basis due to the majority of revenues being derived from gold and to determine contingent consideration payments that may be paid to AngloGold to acquire the remaining 33.33% interest in Boddington. The by-product method deducts copper revenue from costs applicable to sales as shown in the following table.

Boddington	By-Product
	method	Co-Product method
Q4 2009	Gold	Gold	Copper	Total
($million except per ounce/pound)
Revenue, net	$101	$101	$27	$128
Production costs:
Direct mining and production costs	58	46	12	58
By-product credits	(28)	(1)	-	(1)
Royalties and production taxes	5	4	1	5
Other	(2)	(5)	3	(2)
Costs applicable to sales	33	44	16	60
Amortization and accretion	20	16	4	20
Total production costs	53	60	20	80
Gross margin	48	41	7	48

Gold ounces sold (000)(1)	95	95
Costs applicable to sales per ounce	$352	$468
Copper pounds sold (millions)	N/A		9
Costs applicable to sales per pound	N/A		$1.77

(1) Excludes incremental start-up sales of 8 ounces.

To view more detailed financial disclosure, including regional mine statistics, Results of Consolidated Operations, Liquidity and Capital Resources, Management’s Discussion & Analysis, relevant Risk Factors, and a complete outline of the 2009 Operating and Financial guidance by region, please see the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 25, 2010, available at www.newmont.com.

The Company’s fourth quarter and year-end earnings conference call and web cast presentation will be held on Thursday, February 25, 2010 beginning at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time).  To participate:

Dial-In Number	800.779.3178
Intl Dial-In Number	415.228.4957
Leader	John Seaberg
Passcode	Newmont
Replay Number	866.451.8896
Intl Replay Number	203.369.1202
Replay Passcode	2010

The conference call also will be simultaneously carried on our web site at www.newmont.com under Investor Relations/Presentations and will be archived there for a limited time.

Investor Contacts
John Seaberg	303.837.5743	john.seaberg@newmont.com

Media Contacts
Omar Jabara	303.837.5114	omar.jabara@newmont.com

Cautionary Statement:

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended which are intended to be covered by the safe harbor created by such sections and other applicable laws.  Such forward-looking statements include, without limitation: (i) estimates of future mineral production and sales; (ii) estimates of future costs applicable to sales, other expenses and taxes, for specific operations and on a consolidated basis; (iii) estimates of future capital expenditures, construction, production or closure activities; (iv) statements regarding future exploration expenditures, results and reserves; (v) statements regarding fluctuations in capital and currency markets; (vi) statements regarding potential cost savings, productivity, operating performance, and cost structure; (vii) expectations regarding the ramp-up, mine life, production and costs applicable to sales and exploration potential of Boddington and the Company’s other projects; and (viii) expectations regarding the impacts of operating, technical or geotechnical issues in connection with the Company’s projects or operations.  Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect.  Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to the U.S. dollar, as well as other the exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper and oil; (vi) prices for key supplies being approximately consistent with current levels; and (vii) the accuracy of our current mineral reserve and mineral resource estimates. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis.  However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.  Such risks include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks in the countries in which we operate, and governmental regulation and judicial outcomes.  For a more detailed discussion of such risks and other factors, see the Company’s 2009 Annual Report on Form 10-K, filed on February 25, 2010, with the Securities and Exchange Commission, as well as the Company’s other SEC filings.  The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.